UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2011

ALTRA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33209	61-1478870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Granite Street, Suite 201 Braintree, Massachusetts	02184
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 917-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Amendment No. 2 to Credit Agreement and Joinder

On November 30, 2011, Altra Holdings, Inc. (the “Company”), entered into Amendment No. 2 to Credit Agreement and Joinder (the “Amendment”), by and among the Company, Altra Industrial Motion, Inc. (“Altra Industrial”), the other borrowers party to the Credit Agreement (collectively with Altra Industrial, the “Borrowers” and collectively with the Company, the “Loan Parties”), and JPMorgan Chase Bank, N.A. (“JPMorgan”), as sole lender under the Credit Agreement (in such capacity, the “Sole Lender”), and as administrative agent (in such capacity, the “Administrative Agent”). The Amendment amends the Credit Agreement, dated November 25, 2009, as amended (the “Credit Agreement”), by and among the Loan Parties and JPMorgan.

The Amendment (i) provides that Bauer Gear Motor LLC, an indirect wholly-owned subsidiary of the Company (“Bauer Gear”), will be deemed to be a “Borrower” and a “Loan Party” under the Credit Agreement and a “Grantor” under the Pledge and Security Agreement, dated November 25, 2009, between the Loan Parties and the Administrative Agent; and (ii) amends certain provisions of the Credit Agreement to, among other things, (a) increase the aggregate amount of the revolving commitments to $65,000,000; (b) extend the maturity date to the earlier to occur of October 31, 2016 and the date that is 91 days prior to the stated maturity date of the Company’s Senior Secured Notes due 2016; (c) add new types of collateral that can be included in the calculation of the Borrowing Base; (d) lower spreads used in calculating the applicable interest rate; and (e) reduce the applicable Commitment Fee Rate in certain instances.

The foregoing summary of the Amendment is qualified in its entirety by reference to the actual Amendment, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for its fiscal year ending December 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altra Holdings, Inc.

/s/ Glenn E. Deegan
Name:	Glenn E. Deegan
Title:	Vice President, Legal and Human Resources,General Counsel and Secretary

Date: December 5, 2011